UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2013 (April 22, 2013)

NANOSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33775	36-4339870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2013, Kenneth Bahk, Ph.D. was appointed Chief Strategy Officer of Nanosphere, Inc. (the “Company”) and Timothy J. Patno resigned as Chief Technology Officer of the Company.

On April 22, 2013, Chad A. Mirkin, Ph.D., a member of the board of directors of the Company, advised the Company that he would retire at the expiration of his current term as a director of the Company at the 2013 annual meeting of stockholders on May 29, 2013 (the “Annual Meeting”) and would not stand for re-election. On April 23, 2013, the Board accepted Dr. Mirkin’s retirement and voted to reduce the size of the Board to five members upon Dr. Mirkin’s retirement at the Annual Meeting.

Dr. Bahk has served and will continue to serve as a Director of Investments at Lurie Investments, focusing on investments in diagnostics and life sciences. Dr. Bahk currently serves on the board of directors of Aperion Biologics, Geneweave Biosciences, and Viamet Pharmaceuticals. Dr. Bahk has been active in leadership positions for the premier diagnostic and molecular diagnostic organizations, and most recently was Chair of Strategic Opportunities, a committee charged with understanding key market trends and movements for the Association for Molecular Pathology. Prior to joining Lurie Investments in 2008, Dr. Bahk worked in Marketing and Market Development at Nanosphere, Inc. and led key efforts to identify assays and competitive positioning which shaped the current strategy for multiplexed molecular diagnostics. He received his PhD in biochemistry and molecular biology and MS in neurobiology and physiology from Northwestern University, and his MBA from the Kellogg School of Management.

In connection with Mr. Patno’s resignation, the Company and Mr. Patno entered into a Severance and General Release Agreement dated as of April 23, 2013, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Also on April 23, 2013, the Board granted Sheli Z. Rosenberg, Chair of the Board, options to purchase 9,612 shares of common stock at an exercise price of $2.69 per share. The options vest monthly over a three year period, have a term of ten years and were issued under the Company’s 2007 Long-Term Incentive Plan. The options were awarded to Ms. Rosenberg in respect of her initial election to the Board in February 2013 as an independent director pursuant to the Company’s director compensation policy adopted in September 2008 that provides for compensatory awards to independent directors upon election to the Board and on an annual basis upon election at any annual meeting of stockholders.

In addition, based on the recommendation of the Compensation Committee of the Board and the approval of the Board, the Company will pay a retention bonus in the amount of $73,142 to Roger Moody, the Company’s Chief Financial Officer on April 26, 2013.

Also on April 23, 2013, at a joint meeting of the Board and the Compensation Committee of the Board (the “Compensation Committee”), Michael McGarrity, Kenneth Bahk and Roger Moody were granted equity compensation awards consisting of stock options to purchase 600,000, 300,000 and 200,000 shares of common stock, respectively, that vest in four equal annual installments commencing in April 2014, and restricted share units (“RSUs”) pursuant to which Messrs. McGarrity, Bahk and Moody may receive 120,000, 60,0000 and 40,000 shares of common stock upon the attainment by the Company of certain performance goals in 2013.

Item 8.01 Other Events.

On April 23, 2013, based on the recommendations of the Compensation Committee and the independent compensation consultant to the Compensation Committee, the Board amended the Company’s director compensation policy adopted in September 2008 to provide for an additional annual cash retainer in the amount of $30,000 payable to any director serving as Chairperson of the Board.

Item 9.01 Financial Statements and Exhibits.

In connection with the foregoing events, the Company hereby files the following exhibits to this Current Report on Form 8-K:

(d) Exhibits

Exhibit Number	Description

10.1	Severance Agreement and General Release dated as of April 23, 2013 by and between Nanosphere, Inc. and Timothy J. Patno.

99.2	Press release of Nanosphere, Inc. dated April 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By:	/s/ J. Roger Moody, Jr.
J. Roger Moody, Jr. Chief Financial Officer, Vice President of Finance & Administration, Treasurer, Secretary

Date: April 25, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1	Severance Agreement and General Release dated as of April 23, 2013 by and between Nanosphere, Inc. and Timothy J. Patno.

99.2	Press release of Nanosphere, Inc. dated April 25, 2013.